Exhibit 3(i)
RESTATED CERTIFICATE OF INCORPORATION
OF
FLOWSERVE CORPORATION
Under Section 807 of the Business Corporation Law
     Pursuant to the provisions of Section 807 of the Business Corporation Law, I, the undersigned officer of FLOWSERVE CORPORATION, a New York corporation (the “Corporation”), do hereby certify:
     1. The name of the Corporation is Flowserve Corporation. The name under which the Corporation was formed was Duriron Castings Company.
     2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 1, 1912.
     3. The amendments to the Certificate of Incorporation effected by this Certificate are as follows:
     Article THIRD of the Certificate of Incorporation is hereby amended by deleting part (b), hereby eliminating the designation of, and all references to, the Series A Junior Participating Preferred Stock in the Certificate of Incorporation.
     Article FIFTH of the Certificate of Incorporation is hereby amended to reflect a change in the location of the office of the Corporation from “Town of Evans, Erie County, State of New York” to “New York County, State of New York”.
     Article SIXTH of the Certificate of Incorporation is hereby amended to change the post office address to which the Secretary of State of New York shall mail a copy of any process against the Corporation served upon him from “The Duriron Company, Inc., c/o Smith & Schnacke, 2000 Courthouse Plaza NE, P.O. Box 1817, Dayton, Ohio 45401-1817” to “Flowserve Corporation, c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011”.
     Article TENTH of the Certificate of Incorporation is hereby amended to reflect a change in the address of CT Corporation System, as the registered agent of the Corporation, from “277 Park Avenue, New York, New York 10017” to “111 Eighth Avenue, New York, New York 10011”.
     4. As a result of the amendment to Article THIRD, the number of shares of the Series A Junior Participating Preferred Stock, par value $1.00 each, that the Corporation has designated for issuance is decreased from 150,000 to zero. No change in the number of outstanding shares of the Series A Junior Participating Preferred Stock results from such amendment as no shares of the Series A Junior Participating Preferred Stock are outstanding at the time of such amendment. The number of shares of Preferred Stock, of the par value of $1.00 each, that the Corporation is authorized to issue as a result of such amendment shall be unchanged from 1,000,000.
     5. To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated as amended in its entirety to read as set forth in the Certificate of Incorporation of the Corporation as hereinafter restated.
     6. The restatement of the Certificate of Incorporation herein provided for was authorized by the unanimous vote of the directors present at a regular meeting of the Board of Directors of the Corporation duly convened and held on July 20, 2006.
     The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
FLOWSERVE CORPORATION
     FIRST: The name of the corporation is Flowserve Corporation.
     SECOND: The purposes for which the corporation is formed are as follows:
     To manufacture, fabricate, cast, machine, mold, develop, process, assemble, purchase or otherwise acquire, sell, lease or otherwise dispose of, and in all ways handle and deal in any or all of the following, and to carry on any trade or business incident thereto, connected therewith or in furtherance thereof:
(a)	Pumps, valves, pipe and fittings, filters, anodes, fans, heat exchangers, castings, motors and chemical and other process equipment of all kinds;

(b)	All kinds of equipment, castings, molded products, articles and supplies used or useful in the manufacturing, transferring, handling or disposal of corrosive or erosive compounds, liquids, or gases or in controlling corrosive or erosive environments of any kind;

(c)	All kinds of equipment, components, parts, articles and supplies used or useful in controlling friction or any other mechanical property, function, action or performance or to seal, lubricate or otherwise control or promote movement or flow of solids, liquids and gases of every kind or nature;

(d)	Metals, metallurgical alloys and any article in the manufacture or composition of which any alloy or metallurgical compound is a factor;

(e)	Non-metallic molded and machined products of all compositions and types and chemicals, chemical compounds and related products of all kinds, including any article in the manufacture or composition of which chemicals, chemical compounds or related products are a factor.
     To purchase or otherwise acquire, hold, own, sell or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer.
     In addition to the foregoing, the purpose for which the corporation is formed is to engage in any lawful act or activity; provided, however, the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.
     THIRD: The aggregate number of shares which the corporation shall have authority to issue is 121,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 120,000,000 shares, of the par value of $1.25 each, shall be Common Stock. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as shall distinguish the shares thereof from the shares of all other series and (i) may have such number of shares to constitute each series, which number may be from time to time increased or decreased, but not below the number of shares thereof then outstanding; (ii) may have such voting powers, full or limited, or may be without voting powers; (iii) may be subject to redemption at such time or times and at such prices and on such terms; (iv) may have the benefit of a sinking fund to be applied to the purchase or redemption of such shares, in such amount and applied in such manner; (v) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends on any other class or classes or series of stock of the corporation; (vi) may have such rights upon the dissolution of, or upon any distribution of assets of, the corporation; (vii) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments; and (viii) shall have such other relative rights, preferences and limitations, all as shall hereafter be fixed by the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in said Board of Directors.
     FOURTH: No holder of shares of any class of the corporation shall have any preemptive rights with respect to, or any preemptive rights to purchase or subscribe for, any shares of any class or other securities of any kind of the corporation.
     FIFTH: The office of the corporation is to be located in New York County, State of New York.
     SIXTH: The corporation hereby designates the Secretary of State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:
Flowserve Corporation
c/o CT Corporation System
111 Eighth Avenue
New York, New York 10011
     SEVENTH: Its duration is to be perpetual.
     EIGHTH: The number of Directors of the corporation shall be such as from time to time shall be fixed by the By-Laws of the corporation, but shall not be less than three. Any of the following actions may be taken by the shareholders of the corporation only by vote of the holders of two-thirds of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any by-law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors,

(ii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iii) the removal of Directors, or (iv) the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Article EIGHTH. Nothing contained in this Article EIGHTH shall in any way limit the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation.
     NINTH:
     (a) The affirmative vote of the holders of at least 80% of the shares of capital stock entitled to vote thereon shall be required to authorize, adopt or approve any of the following:
(i)	Any plan of merger or consolidation of the corporation with or into any Related Corporation or any affiliate of a Related Corporation;

(ii)	Any sale, lease, exchange or other disposition of all or substantially all the assets of the corporation to or with any Related Corporation or any affiliate of a Related Corporation;

(iii)	Any issuance or delivery of capital stock or other securities of the corporation in exchange or payment for all or substantially all the assets of any Related Corporation or any affiliate of a Related Corporation; and

(iv)	Any amendment or deletion of this Article NINTH.
     (b) As used in this Article NINTH, the following terms shall have the following meanings:
(i)	“Related Corporation” shall mean any corporation which, together with its affiliates and associated persons owns, as of the record date for the determination of stockholders entitled to vote on the transaction in question, of record or beneficially, directly or indirectly, 10% or more of the shares of capital stock of the corporation entitled to vote on such transaction;

(ii)	An “affiliate” of a Related Corporation shall mean any individual, partnership, joint venture, trust, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Related Corporation; and

(iii)	An “associated person” of a Related Corporation shall mean any officer or director of, or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of, such Related Corporation or any of its affiliates.
     (c) Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation is a Related

Corporation or whether any person is an affiliate or an associated person of a Related Corporation, shall be conclusive and binding for all purposes of this Article NINTH.
     TENTH: The corporation hereby designates CT Corporation System, having an office at 111 Eighth Avenue, New York, New York 10011, as its registered agent upon whom process against it may be served.
     ELEVENTH: No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article ELEVENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

     IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury, this 14th day of August 2006.

/s/ Ronald F. Shuff

Name:	Ronald F. Shuff
Title:	Vice President, Secretary and General Counsel